EXHIBIT 99.1

JUPITERMEDIA ANNOUNCES AGREEMENT TO ACQUIRE DYNAMIC

GRAPHICS GROUP AND ITS RELATED STOCK PHOTOGRAPHY BRANDS

(New York, NY- February 14, 2005) — Jupitermedia Corporation (Nasdaq: JUPM) today announced that it has signed a definitive agreement to acquire Creatas, L.L.C., the parent company of Dynamic Graphics, Inc. (www.dgusa.com), and PictureQuest Acquisition Company, L.L.C., and its many stock photo and related graphics brands (“Dynamic Graphics Group”), for $38,175,000 in cash and 1,483,073 restricted shares of Jupitermedia common stock. Jupitermedia intends to finance the cash portion of the purchase price with cash on hand and borrowings under a credit facility to be obtained in connection with the transaction. The transaction is expected to close in March 2005 and is subject to customary closing conditions, including regulatory approvals.

Dynamic Graphics Group, a global media company and graphics pioneer for over 40 years, offers a variety of resources for the graphic design community including: royalty-free and rights-managed stock image content; royalty-free subscription image services; trade publications; and creative services events and training. Dynamic Graphics Group distributes innovative royalty-free content (photography, footage, illustration, typography and other design tools) through its Creatas brand (www.creatas.com). Dynamic Graphics Group also includes PictureQuest (www.picturequest.com), a leading image resource distributing more than 500,000 superior-quality royalty-free and rights-managed images from over 50 of the world’s leading photo agencies, many exclusive to PictureQuest. Dynamic Graphics Group also provides images through its professional subscription images service, Liquid Library (www.liquidlibrary.com). Dynamic Graphics Group publishes STEP Inside Design Magazine, Dynamic Graphics Magazine, SBS Digital Design newsletter and Photoshop Fix newsletter. In addition, the company offers design workshops and seminars conducted by industry leaders through its Dynamic Graphics Training. Dynamic Graphics Group is headquartered in Peoria, Illinois, and has offices in New York, Washington D.C., London, Sydney and Munich. The company is also represented through an extensive worldwide distribution network in 46 countries that extends across North, South and Central America, Europe, Asia, Australia and other key global locations.

“Acquiring Dynamic Graphics Group makes Jupitermedia the third largest company in the world in the field of selling and distributing stock photography, stock footage and other imagery,” stated Alan M. Meckler, Chairman and CEO of Jupitermedia. “Dynamic Graphics’ Creatas, PictureQuest and Liquid Library brands are widely known worldwide and provide us with thriving sales operations in the United States, the U.K., Germany and Australia. In addition, Dynamic Graphics Group is one of the leading publishers of magazines and organizers of seminars and tradeshows for stock photo and graphics professionals. We will make good use of these properties to help distribute and cross-promote our existing JupiterImages brands. We expect that this acquisition will be accretive to our earnings,” added Meckler.

Meckler also stated “We are thrilled to have Dynamics Graphics’ founder David Moffly onboard to help JupiterImages continue to grow all of its brands and operations around the world. David is a veteran of the commercial stock industry and will further enhance our executive team.”

“Becoming a part of the JupiterImages team is a logical next step for Dynamic Graphics and its employees around the world,” stated David Moffly, Chairman and CEO of Dynamic Graphics Group. “Our companies have similar objectives and business models, the combination makes both much stronger in the stock image business,” added Moffly.

Jupitermedia will report financial results for its fourth quarter ended December 31, 2004 in a press release that will be released after market on Tuesday, February 15, 2005. Jupitermedia will be conducting a conference call on Wednesday, February 16, 2005 at 11:00 am EST to discuss these results. The conference call number is (800) 946-0782 for domestic participants or (719) 457-2657 for international participants, passcode “249 037”. The conference call replay will be available until Wednesday, March 2, 2005 (domestic (888) 203-1112, international (719) 457-0820, passcode: “249 037”).

About Jupitermedia Corporation

Jupitermedia Corporation (Nasdaq: JUPM) (www.jupitermedia.com), headquartered in Darien, CT, is a leading global provider of original information, images, research and events for information technology, business and creative professionals. JupiterWeb, the online media division of Jupitermedia, operates five distinct online networks: internet.com and EarthWeb.com for IT and business professionals; DevX.com for developers; ClickZ.com for interactive marketers; and Graphics.com, for creative professionals. JupiterWeb properties include more than 150 Web sites and over 150 e-mail newsletters that are viewed by approximately 20 million users and generate over 300 million page views monthly. Jupitermedia also includes: JupiterImages, one of the leading images companies in the world with over 5.0 million images online serving creative professionals with products like Comstock Images, Thinkstock Images, Thinkstock Footage, Photos.com, HemeraImages.com, Ablestock.com, Clipart.com and Animations.com; JupiterResearch, a leading international research advisory organization specializing in business and technology market research in 18 business areas and 14 vertical markets; and JupiterEvents, which produces offline conferences and trade shows focused on IT and business-specific topics, including Search Engine Strategies and Wi-Fi VoWiFi Planet.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release which are not historical facts are “forward-looking statements” that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The potential risks and uncertainties address a variety of subjects including, for example, the competitive environment in which Jupitermedia competes; the unpredictability of Jupitermedia’s future revenues, expenses, cash flows and stock price; Jupitermedia’s ability to integrate acquired businesses, products and personnel into its existing businesses; Jupitermedia’s dependence on a limited number of advertisers; and Jupitermedia’s ability to protect its intellectual property. For a more detailed discussion of such risks and uncertainties, refer to Jupitermedia’s reports filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933 and the Securities Exchange Act of 1934. The forward-looking statements included herein are made as of the date of this press release, and Jupitermedia assumes no obligation to update the forward-looking statements after the date hereof.

CONTACT:

Lisa DiGiacomo

Marketing and Public Relations Associate

212-547-7938

ldigiacomo@jupitermedia.com

All current Jupitermedia Corporation press releases can be found on the World Wide Web at

http://www.jupitermedia.com/corporate/press.html.